Exhibit 99.1

Anika Announces Appointment of Joseph Darling as President

Track Record of Successful Product Launch and Global Commercial Expansion

BEDFORD, Mass.--(BUSINESS WIRE)--July 27, 2017--Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated orthopedic medicines company specializing in therapeutics based on its proprietary hyaluronic acid ("HA") technology, today announced the appointment of Joseph Darling, an orthopedic and medical device veteran with broad commercial experience, to the role of President. For the past 15 years, the Company’s Chief Executive Officer (CEO), Dr. Charles H. Sherwood served as President and plans to transition the role to Mr. Darling, while continuing his tenure as CEO. Mr. Darling brings more than 20 years of executive management and leadership experience from publicly-traded, commercial-stage companies including Baxter Healthcare, Smith & Nephew, ConMed, and Wyeth-Ayerst.

“Anika is at the cusp of a transformation. We are ushering in the next decade of growth through the build-out of a direct commercialization capability, a steady march of global expansion, and a pipeline that includes multiple potential blockbuster products,” said Charles H. Sherwood, Ph.D., Chief Executive Officer of Anika Therapeutics. “With his established track record overseeing global sales and marketing efforts at leading medical device companies, Mr. Darling is uniquely suited to help drive continued growth and spearhead Anika’s direct commercialization initiative. The company’s leadership team and our Board are excited for Mr. Darling to bring his deep expertise to the table during this exciting period.”

Most recently, Mr. Darling held executive leadership positions with two small privately held orthopedic companies. Prior to these roles, Mr. Darling held senior level executive positions at ConMed Corporation, a global, publicly-held, diversified medical device company, as Global President of its wholly-owned subsidiary, Linvatec Corporation, and as Executive Vice President of Global Corporate Commercial Operations. At ConMed, Mr. Darling led five global business units with $760 million in annual revenues and refocused organizational efforts in sales, marketing, and R&D.

“Dr. Sherwood and his leadership team have built Anika into an innovative, high growth, profitable, and global orthopedic company with a diversified portfolio that includes differentiated, market-leading therapeutic products and an emerging orthopedic medicine pipeline with tremendous potential,” said Mr. Darling. “I’m excited to join Anika during, what I believe to be, a pivotal moment in its 25-year history. My extensive commercial operations background in the orthopedic sector will prove to be integral to executing the company’s long-term growth strategy.”

Before ConMed, Mr. Darling was Senior Vice President and General Manager for the sports medicine business at Smith & Nephew and played an important role in defining a global strategy that propelled the company to a leadership position in the sports medicine field. Mr. Darling launched his career at Abbott Laboratories and Wyeth-Ayerst Pharmaceuticals, where he held management positions in sales and marketing before joining Baxter Healthcare as a Vice President of marketing and health systems. Mr. Darling holds a Bachelor of Arts in Political Science from Syracuse University. Click HERE to view Mr. Darling’s full bio.

About Anika Therapeutics, Inc.

Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated orthopedic medicines company based in Bedford, Massachusetts. Anika is committed to improving the lives of patients with degenerative orthopedic diseases and traumatic conditions with clinically meaningful therapies along the continuum of care, from palliative pain management to regenerative cartilage repair. The Company has over two decades of global expertise developing, manufacturing, and commercializing more than 20 products based on its proprietary hyaluronic acid (HA) technology. Anika's orthopedic medicine portfolio includes ORTHOVISC®, MONOVISC®, and CINGAL®, which alleviate pain and restore joint function by replenishing depleted HA, and HYALOFAST®, a solid HA-based scaffold to aid cartilage repair and regeneration. For more information about Anika, please visit www.anikatherapeutics.com.

Forward-Looking Statements

The statements made in the first and second sentences of the second paragraph of this press release, which are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to the Company's direct commercial capability, global expansion efforts, and the strength of the Company’s product pipeline. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties, and other factors. The Company's actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) the Company's ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company's research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company's clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company's ability to successfully commercialize its products, in the U.S. and abroad; (ix) the Company's ability to provide an adequate and timely supply of its products to its customers; and (x) the Company's ability to achieve its growth targets. Additional factors and risks are described in the Company's periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC's website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

CONTACT:
For Investor Inquiries:
Anika Therapeutics, Inc.
Sylvia Cheung, 781-457-9000
Chief Financial Officer
or
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Sonal Vasudev, 917-523-1418
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